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FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 1, 2015

MBT FINANCIAL CORP.
(Exact name of registrant as specified in its charter)

Michigan	000-30973	38-3516922

(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

102 East Front Street, Monroe, Michigan	48161

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (734) 241-3431

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05.     Costs Associated with Exit or Disposal Activities.

On October 1, 2015, Management of the Monroe Bank and Trust commenced implementation of an efficiency initiative. Monroe Bank and Trust (“MBT”), the wholly owned banking subsidiary of the Registrant, has a long term goal of remaining an independent community bank. In order to achieve this goal, MBT has developed strategies to improve Asset Quality, Net Interest Income, and Non-Interest Income and Expenses. MBT has made significant progress in reducing its problem assets since the financial crisis, and due to growth in deposits and loans, it has shown improvement in Net Interest Income. The efficiency initiative is being implemented to adapt to today’s environment, and to meaningfully reduce non-interest expenses so MBT can achieve its long term sustainability objective.

Developments in technology have provided more efficient delivery of banking services, and customer utilization of traditional bank branches has decreased. In addition, rising costs due to increased regulatory burdens have created the need for each responsible financial institution to re-evaluate its cost structure, including the branch model. The efficiency initiative will result in the closure of 4 of MBT’s 24 branch offices during the first quarter of 2016 and a reduction in MBT’s work force by an approximate 35 FTEs, which has already taken place earlier this week. In connection with implementation of the efficiency initiative, MBT anticipates pre-tax costs of approximately $435,000. These costs primarily consist of transitional benefits and other one-time benefits provided to affected employees, and the costs are expected to be realized in the fourth quarter of 2015. Implementation of the efficiency initiative is not expected to result in future cash expenditures. Annualized savings as a result of this initiative approximates $1.7 million, which is estimated to improve ROA by 9 basis points.

Item 7.01.     Regulation FD Disclosure.

On October 6, 2015, MBT issued a press release entitled “Monroe Bank and Trust Announces Branch Changes” regarding its plans to close 3 branch locations and cease branch operations in a fourth office location. The press release is furnished herewith as Exhibit 99.

Forward Looking Statements

Certain statements contained in this current report on Form 8-K that are not historical facts may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Exchange Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In addition, certain statements may be contained in the Company’s future filings with the SEC, in press releases, and in oral and written statements made by or with the approval of the Company that are not statements of historical fact and constitute forward-looking statements within the meaning of the Act. Words such as “believes,” “anticipates,” “expects,” “intends,” “targeted,” “continue,” “remain,” “will,” “should,” “may” and other similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements.

Forward-looking statements involve risks and uncertainties that may cause actual results to differ materially from those in such statements including, among others, any failure to achieve future cost savings and to complete the planned activities without incurring additional expenses. The Company undertakes no obligation to update or clarify forward-looking statements, whether as a result of new information, future events, or otherwise.

Item 9.01.     Financial Statements and Exhibits.

(d)     Exhibits

The following exhibits are furnished herewith:

Exhibit Number	Exhibit Description

99	Press Release dated October 6, 2015 announcing Registrant’s intent to close 3 branch offices and terminate branch operations in a fourth office location.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized

MBT FINANCIAL CORP.

Date: October 6, 2015	By:	/s/ John L. Skibski
John L. Skibski Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Exhibit Description

99	Press Release dated October 6, 2015 announcing Registrant’s intent to close 3 branch offices and terminate branch operations in a fourth office location.